Exhibit 2.1

EXECUTION COPY

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of April 22, 2020 (this “Amendment”) is entered into by and among Cornerstone OnDemand, Inc., a Delaware corporation (“Buyer”) and Vector Talent Holdings, L.P., an exempted limited partnership registered under the laws of the Cayman Islands and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands (“Seller,” and collectively with Buyer, the “Parties”).

A.    Buyer and Seller, and the other parties signatory thereto, entered into that certain Purchase Agreement, dated as of February 24, 2020 (the “Agreement”) (unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement);

B.    Pursuant to Section 10.3 of the Agreement, the Agreement may be amended by a writing signed by the Parties; and

C.    The Parties have agreed to amend certain terms and conditions of the Agreement, as fully set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.    Amendment. Effective as of immediately prior to the Closing on the Closing Date:

(a)    The definition of “Closing Cash Consideration” in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:

““Closing Cash Consideration” means (i) $1,262,000,000, plus (ii) the Working Capital Overage, if any, minus (iii) the Net Indebtedness, minus (iv) the Working Capital Underage, if any, minus (v) the Escrow Amount.”

(b)    The definition of “Funded Indebtedness” in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:

““Funded Indebtedness” means, as at a specified date, without duplication, the sum of: (i) all indebtedness for borrowed money of a Company or any of its Subsidiaries and all obligations of a Company or any of its Subsidiaries evidenced by notes, bonds, debentures, bank loans or other similar interests; (ii) all liabilities and amounts owed by a Company or any of its Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; (iii) any accrued and unpaid interest on the foregoing items or other debt or financing-related liabilities; and (iv) all unpaid Transaction Expenses in excess of the cap amount set forth on the Estimated Closing Statement delivered by Seller to Buyer on April 21, 2020.”

Section 2.    Effectiveness. This Amendment will be effective only upon its execution by the Parties and immediately prior to the occurrence of the Closing on the Closing Date.

Section 3.    Representations and Warranties. The execution, delivery and performance of this Amendment by each of the Parties and the consummation by each of the Parties of the Transactions, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of each of the Parties. Each of the Parties has duly executed this Amendment. Assuming due authorization, execution and delivery by the other Party, this Amendment constitutes the valid and binding obligation of each of the Parties enforceable against each of the Parties in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Principles.

Section 4.    No Other Modification. The Agreement shall not be modified by this Amendment in any respect except as expressly set forth in Section 1 of this Amendment, and except as expressly set forth in Section 1 of this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.

Section 5.    Miscellaneous. This Amendment shall be subject to the terms and conditions of Article X of the Agreement, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller
Name:	Adam Miller
Title:	Founder and Chief Executive Officer

SELLER

VECTOR TALENT HOLDINGS, L.P.

By:	/s/ Phil Saunders
Name:	Phil Saunders
Title:	CEO

Signature Page to Amendment Agreement